Exhibit 10.10

Phantom Share Award Agreement

between

1.	Innocoll AG registered with the commercial register of the local court of Regensburg under HRB 14298, (the “Company”), and

2.	[Name, address] (the “Grantee”).

The Company and the Grantee are each hereinafter individually referred to as a “Party” and together also as the “Parties”.

Section 1
Preliminary Remarks

1.	Innocoll AG is registered with the commercial register of the local court of Regensburg under HRB 14298. The registered purpose of the Company is the holding and managing of participations in enterprises, and of similar rights, in particular, but not limited to, the pharmaceutical area. The Company has been established by way of transformation (Formwechsel) of Innocoll GmbH, a limited liability company under German law. The Grantee is a member of the management of the Company or of a related company within the meaning of Sec. 15 et seq AktG (“Affiliate”).

2.	The Grantee had previously been granted virtual shares in Innocoll GmbH, the Company’s legal predecessor (“Phantom Shares”) in substitution for the restricted shares issued to certain members of the Company’s or it’s Affiliates’ management in order to allow him to participate in the economic success of the Company especially in the case of an Exit Event. The Grantee was then granted virtual shares in the Company by Phantom Share Award Agreement (“Previous Phantom Share Award Agreement”). The Phantom Shares are not intended to infer upon the Grantee any kind of shareholders’ rights, especially no information-, participation rights, voting rights or rights to participate in the Company’s profits other than as set forth herein. The Previous Phantom Share Award Agreement shall be replaced and extended by the present Phantom Share Award Agreement (hereinafter referred to as the “Agreement”) whose provisions shall apply to all Phantom Shares previously granted to the Grantee in the Company, as well as those granted for the first time hereunder.

3.	The Company has issued American Depositary Shares (“ADS(s)”) representing its ordinary shares on the NASDAQ Global Market. Each ADS represents an ownership interest in 1/13.25 ordinary shares of the Company which are deposited with Citibank N.A. (“Depositary”) and held by Citigroup Global Markets AG as custodian.

4.	The Parties now wish to completely restate the Previous Phantom Share Award Agreement as follows:

Section 2
Interpretation and Definition

In this Agreement defined terms (“Defined Terms”) shall have the meaning ascribed to them in the relevant section or in this Section 2 or in the Articles (as defined below). The following terms are defined:

1.	“ADS” shall have the meaning as described in Section 1.3.

2.	“Affiliate” shall have the meaning as described in Section 1.1.

3.	“AktG” shall mean the German Stock Corporation Act as in effect from time to time.

4.	“Articles” shall mean the articles of the Innocoll AG as in effect from time to time

5.	“Bad Leaver Event” shall have the meaning as described in Section 5.1.

6.	“Bank Business Days” shall be such days, which are bank business days in Frankfurt am Main, Germany.

7.	“Board” means the management board (Vorstand) of the Company

8.	“Capital Gain” means the fictitious value of the Phantom Shares held by Grantee to be calculated on the basis of the Equity Value at the time of an Exit Event, divided by the real number of Shares of the Company issued at the time of the Exit Event, in each case treating Phantom Shares as if they were Shares in the Company.

9.	“Cause” means:

a)	the commission of any act by a Grantee constituting financial dishonesty against the Company or any of its Affiliates, which could be chargeable as a crime under applicable law;

b)	an act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (i) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (ii) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties;

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c)	the repeated failure to follow the directives of the Board or the chief executive officer of the Company or any of its Affiliates,

d)	any material misconduct in violation of the Company’s or an Affiliate’s policies, or wilful and deliberate non-performance of the Grantee’s duties in connection with the business affairs of the Company or its Affiliates

10.	“Constructive Termination” shall mean Grantee’s resignation due to a material and non-temporary adverse change in the Grantee’s title, duties or responsibilities with the Company or any of its Subsidiaries, or any material reduction in the Grantee’s base compensation, if material, non-temporary, adverse change or reduction is not fully corrected by the Company within thirty (30) days after the Grantee provides the Company with written notice describing the circumstances that the Grantee believes constitute grounds for a Constructive Termination.

11.	“Disability” means, unless otherwise defined in an Award Agreement, a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

12.	“Equity Value” means the value of the Company on a cash free / debt free basis at the time and as a result of an Exit Event.

13.	“Exit Event” means the earlier to occur of the following:

i.	a Liquidity Event, and

ii.	any Trading Day following the 183rd day after the Company successfully completed an IPO, , which has been designated by the Company’s management board in its free discretion.

14.	“Fair Market Value” means with respect to the Shares (i) if the Company’s ADRs are listed on the Nasdaq Global Market (“Nasdaq”) or any established securities exchange, the closing price of the ADSs on the date of determination reported on Nasdaq or such established securities exchange ; or (ii) if the ADSs are not listed on Nasdaq or an established securities exchange, the closing sales price of the ADSs as reported by the National Market System, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations for the ADSs in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations, in each case multiplied by the final ADS/share ratio.

15.	“Good Leaver Event” shall have the meaning as described in Section 5.1.

16.	“Grant Date” means the date on which Phantom Shares which were issued to the

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Grantee by this or a previous Phantom Share Agreement.

17.	“Immediate Family” shall have the meaning as described in Section 6.3.

18.	“Liquidity Event” means (a) the merger or consolidation of the Company into or with another limited liability company or corporation, the merger or consolidation of any other limited liability company or corporation into or with the Company, (b) the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Company, or (c) the disposition of Shares representing a majority of the voting power of the Company through a transaction or series of related transactions; other than a merger or consolidation involving the Company or a subsidiary in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting limited liability company or corporation or (B) if the surviving or resulting limited liability company or corporation is a wholly owned subsidiary of another limited liability company or corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting limited liability company or corporation.

19.	“Permitted Transferee” shall have the meaning as described in Section 6.3.

20.	“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

21.	“Phantom Share Grant Date” shall mean the date the Phantom Shares were first granted to the Grantee.

22.	“Phantom Shares” shall have the meaning as described in Section 1.3.

23.	“Previous Phantom Share Award Agreement” shall have the meaning as described in Section 1.2.

24.	“Purchaser” shall have the meaning as described in Section 5.2.

25.	“Purchase Offer” shall have the meaning as described in Section 5.2.

26.	“Shares” shall mean non-par value shares registered in the name of the Company.

27.	“Tax-Related Items” shall have the meaning as described in Section 10.1.

28.	“Trading Day” shall mean such day on which the Nasdaq Global Market (“Nasdaq”) or such other stock exchange where the Company’s shares or ADSs are listed, as applicable, are open for trading.

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Section 3
Phantom Share Grant and General Conditions

1.	The Parties hereby agree that the Grantee shall – inter partes – be treated as if he had received [●] Shares.

2.	The Phantom Shares provide the Grantee with a contractual claim (schuldrechtlicher Anspruch) against the Company to receive a bonus payment in case of an Exit Event occurring. Such bonus payment shall be equal to the Capital Gain and be paid by the Company to an account designated by the Grantee to the Company in writing within two weeks after an Exit Event being completed.

3.	For the avoidance of doubt, the Parties agree that the Phantom Shares do not constitute a right of the Grantee to acquire or to take over any Shares in the Company upon capital increases and / or transfer any real Shares in the Company. The Grantee receives only Phantom Shares in accordance with this Agreement.

4.	As an alternative to paying to the Grantee the amount of Capital Gain in cash, the Company shall also be entitled, at the Company’s sole discretion, to issue to the Grantee Shares in such amounts as described in Section 3.1 above. The purchase price payable for such Shares shall amount to their nominal value of EUR 1.00 each.

5.	In the event the Company has agreed to issue Shares pursuant to Section 3.4, instead of Shares, the Grantee shall also be entitled to request in writing the delivery of an equivalent amount of ADS. Should the Grantee make such a request, the Company and the Grantee each agree to (i) use commercially reasonable efforts to cause the Depositary to issue such ADS to the Grantee and (ii) execute such documents and perform such acts as are reasonably necessary or required in connection therewith.

Section 4
Entire Agreement

This Agreement and the Articles constitute the entire agreement between the Company and the Grantee with respect to the subject matter hereof. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

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Section 5
Vesting / Forfeiture of Phantom Shares

1.	For purposes of this Agreement a “Good Leaver Event” is defined as:

a)	a Termination of Affiliation initiated by the Company for any reason other than for Cause;

b)	a Termination of Affiliation due to the Grantee’s death or Disability; or

c)	a Termination of Affiliation due to the Grantee’s Constructive Termination.

A Termination of Affiliation will not be treated as a Constructive Termination unless the Grantee provides the Company with written notice within 90 days after the Grantee first becomes aware of circumstances that may constitute grounds for a Constructive Termination and the Grantee’s Termination of Affiliation occurs within the 60 day period commencing 30 days after the Grantee provides such written notice to the Company.

If the Grantee’s Termination of Affiliation is due to any of the reasons stated above under (a) through (c), he/she is hereinafter called a “Good Leaver”. If the Grantee’s Termination of Affiliation is not due to a Good Leaver Event, such Termination of Affiliation is deemed a “Bad Leaver Event”.

2.	The Grantee hereby irrevocably offers to sell and assign (Zession) to the Company or to a third party designated by the Company (“Purchaser”), any or all Phantom Shares held by the Grantee pursuant to this Agreement, now or in the future for the consideration set forth in Section 5.4 below (“Purchase Offer”).

3.	Upon the occurrence of a Bad Leaver Event prior to an Exit Event, the Purchase Offer can be accepted in writing by the Purchaser at any time, without further notice or any action by the Grantee, with regard to all or part of the Phantom Shares held by the Grantee. If no Bad Leaver Event has occurred, the Purchaser’s right to accept the Purchase Offer lapses upon the occurrence of an Exit Event, and the Grantee shall be free to sell and assign his or her Phantom Shares without the transfer restrictions referenced in Section 6 hereof.

4.	If the Purchase Offer is accepted as provided for in Section 3 above, the Purchaser shall pay to the Grantee a price equal to the lesser of (x) the amount, if any, paid by the Grantee for such Phantom Shares, or (y) the Fair Market Value per Phantom Share on the date of receipt of the acceptance of the Purchase Offer by the Grantee as per para. 5, 2. sentence below. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical following the date of the event causing the forfeiture.

5.	There shall be no deadline for acceptance of this Purchase Offer once a Bad

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Leaver Event occurs, irrespective of the occurrence an Exit Event before the sale and purchase pursuant to the Purchase Offer has been fully completed. Acceptance shall become valid in accordance with Section 151 German Civil Code (BGB). The transfer of the Phantom Shares shall become immediately effective upon receipt of the written acceptance by the Grantee and not be subject to the payment of the purchase price.

6.	The purchase price provided for in sub-section 4 above shall become payable upon the written acceptance of the Purchase Offer. The legal effectiveness of the acceptance of the Purchase Offer shall however not be conditional on the payment of the purchase price.

7.	As per the date any sale and transfer to the Purchaser becomes effective pursuant to this Section 5, the Grantee represents and warrants that he is free to dispose of such Phantom Shares to the Purchaser and that such Phantom Shares are not encumbered with any third party rights.

Section 6
Transfer Restrictions

1.	Any rights under this Agreement shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

2.	No Phantom Shares (i.e. the payment claims represented by the Phantom Shares against the Company) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution or to the Company, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. For purposes of this Section 6, reference to Phantom Shares shall include any Shares or ADSs issued in lieu thereof.

3.	Notwithstanding subsections 1. and 2. above, Phantom Shares may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of the Grantee means any member of the Immediate Family of the Grantee, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, children, stepchildren, grandchildren,

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parents, stepparents, siblings, grandparents, nieces and nephews or the spouse of any of the foregoing individuals.

Section 7
Confidentiality

The Parties agree to treat the contents of this Agreement including all related information and all Annexes and all data and information relating to the business, customers, financial statements, conditions or operations of the Company and its Affiliates, as confidential, preserve the confidentiality thereof, not duplicate or use or disclose to any person such information and to cause his, her or its employees, Affiliates and representatives who have had access to such information to keep confidential and not to use any such information (a) unless such information is now or is hereafter disclosed, through no act or omission of any Party or their controlled Affiliates, employees or representatives, in a manner making it available to the general public, or (b) unless such information is required by law or legal process to be disclosed, or (c) to the extent necessary to be disclosed in connection with resolution of any dispute with respect to this Agreement. In addition, the Grantee may entrust confidential matters to persons occupied in a profession bound to professional secrecy in the fields of law, business, accounting and tax consultancy if and to the extent this is required to safeguard his or her own legitimate interests. Other exceptions to the professional secrecy may be permitted in individual cases by a resolution of the shareholders of the Company.

Section 8
Implementation of this Agreement

1.	This Agreement shall take effect as of the date of signing.

2.	This Agreement and the Articles constitute the entire agreement between the Company and the Grantee with respect to the subject matter hereof. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

Section 9
Declarations

Unless otherwise agreed herein, all notices, legal remedies or claims required or given hereunder, are sent to the Parties by registered mail to the addresses indicated in the

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preface of this Agreement or to such other address or addresses or to such other Person or Persons as were communicated by the respective Party to the other Party in accordance with this provision, provided however that each Party has always nominated an authorized representative for receiving the service of official or court documents within the territory of the Federal Republic of Germany.

Section 10
Tax Withholding / Responsibility for Taxes

1.	Regardless of any action the Company or, if different, the Affiliate employing or retaining Grantee takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Grantee’s receipt of an Award hereunder and legally applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or Affiliate employing or retaining Grantee. Grantee further acknowledges that the Company and/or the Affiliate employing or retaining Grantee (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Phantom Shares, including, but not limited to, the grant, vesting or settlement of the Phantom Shares, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Phantom Shares to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee has become subject to tax in more than one jurisdiction between the Phantom Shares’ Grant Date and the date of any relevant taxable event, as applicable, Grantee acknowledges that the Company and/or the Affiliate employing or retaining Grantee (or formerly employing or retaining Grantee, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

2.	Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Affiliate employing or retaining Grantee to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Affiliate employing or retaining Grantee, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Affiliate employing or retaining Grantee; or

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(2)	withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Phantom Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or

(3)	withholding in shares of Stock to be issued upon settlement of the Phantom Shares.

3.	If Grantee is subject to the short-swing profit rules of Section 16(b) of the U.S. Securities and Exchange Act of 1934, as amended, then either the Administrator shall establish the method of withholding from alternatives (1) – (3) above or, if the Administrator does not exercise its discretion prior to the taxable or tax withholding event, as applicable, then Grantee shall be entitled to elect the method of withholding from the alternatives above.

4.	To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Grantee is deemed to have been issued the full number of shares of Stock subject to the vested Phantom Shares, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

5.	Finally, Grantee shall pay to the Company or the Affiliate employing or retaining Grantee any amount of Tax-Related Items that the Company or the Affiliate employing or retaining Grantee may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

Section 11
Costs

Each Party bears the costs for the draft and advice in connection with the conclusion of this Agreement and the measures provided for in it themselves.

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Section 12
Severability

1.	Changes or additions to this Agreement must be made in writing to become effective unless another specific form is prescribed by law. This applies accordingly to the amendment of the written form clause.

2.	If a provision of this Agreement should be completely or partly invalid or impracticable, or if this Agreement should contain omissions, then the validity of the remaining provisions shall not be affected hereby. In place of the invalid or impracticable provision, a reasonable stipulation shall apply which, if legally permitted, most closely approximates the intention of the shareholders of the Company in terms of the spirit and purpose of this Agreement.

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Section 13
Miscellaneous

1.	This Agreement shall replace any previous agreement between the Parties with regard to the subject matter hereof, in particular the Previous Phantom Share Award Agreement.

2.	This Agreement is governed by German law. In case of disputes resulting out of or in connection with this Agreement, to the extent to which a specification about the place of jurisdiction is permissible, lies exclusively within the competence of the respective local responsible court at the relevant registered office of the Company.

3.	Phantom Shares and/or any Shares (or ADSs) issued to the Grantee shall be special incentives awarded to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

4.	Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Grantee’s employment or consulting contract at any time, nor confer upon the Grantee the right to continue in the employ of or as an officer of or as a consultant to the Company or any Affiliate.

5.	Headings in this Agreement are inserted merely for the purposes of ease of reference and shall have no effect on the content or the interpretation of the provisions.

Place, Date	Place, Date

Innocoll AG	[Grantee]

Gordon Dunn

Member of the management board / Vorstand

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